AMERICAN CONSUMERS, INC.
                       NET (LOSS) INCOME PER COMMON SHARE

                                   EXHIBIT 11

                                              THIRTEEN WEEKS ENDED           TWENTY-SIX WEEKS ENDED
                                          -----------------------------  ------------------------------
                                           November 26,   November 27,    November 26,    November 27,
                                               2005           2004            2005            2004
                                          --------------  -------------  --------------  --------------

Net (loss) income for computing
   (loss) income per common share         $     (33,242)  $      22,698  $     (37,143)  $    (102,186)
                                          ==============  =============  ==============  ==============


Weighted average number of common shares
  outstanding during each period                801,008         805,112        802,851         808,941
                                          ==============  =============  ==============  ==============


Net (loss) income per common share        $      (0.042)  $       0.028  $      (0.046)  $      (0.126)
                                          ==============  =============  ==============  ==============